Exhibit 10.1

AMENDMENT NO. 1 AND FORBEARANCE / EXTENSION AGREEMENT TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 and Forbearance / Extension Agreement to Asset Purchase Agreement (this “Amendment”) is entered into and effective as of July 23, 2026 (the “Amendment Effective Date”), by and between Kustom Entertainment, Inc., a Nevada corporation (“Kustom”), and Cycurion, Inc., a Delaware corporation (“CYCU”). Kustom and CYCU are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Parties entered into that certain Asset Purchase Agreement dated June 23, 2026 (the “Original APA”), pursuant to which Kustom agreed to sell, and CYCU agreed to acquire the Video Solutions Business assets of Kustom on the terms and conditions set forth therein;

WHEREAS, the transaction contemplated by the Original APA was required to close on or before the closing date specified in the Original APA of July 15, 2026;

WHEREAS, CYCU has requested, and Kustom has agreed to grant, a temporary forbearance and extension of the Closing Date through September 15, 2026, subject to the terms and consideration set forth in this Amendment;

WHEREAS, as consideration for such extension, CYCU has agreed to (i) make an immediate, non-refundable cash payment to Kustom and (ii) replace the 2,000,000 warrants contemplated by the Original APA with a series of CYCU preferred stock having an aggregate stated value of $600,000, upon the terms described herein; and

WHEREAS, the Parties wish to confirm that, as of the Amendment Effective Date, all conditions precedent to closing under the Original APA have either been satisfied or waived, and that both Parties remain ready, willing, and able to complete the transaction on or before the extended Closing Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. EXTENSION OF CLOSING DATE AND IMMEDIATE CONSIDERATION

1.1 Extension of Closing Date

The Parties hereby amend the Original APA of July 15, 2026 to extend the Outside Closing Date to September 15, 2026 (the “Extended Expiration Date”).

1.2 Extension Payment

Upon execution of this Amendment, CYCU shall immediately pay Kustom $250,000 in cash by wire transfer of immediately available funds (the “Extension Payment”).

1.3 Application of Extension Payment

The Extension Payment shall be fully earned and non-refundable under all circumstances. However, if the transaction closes on or before the Extended Expiration Date, the full amount of the Extension Payment shall be credited against the aggregate purchase price payable by CYCU at Closing under the Original APA.

2. REPLACEMENT OF WARRANTS WITH SERIES H PREFERRED STOCK

The Parties agree that the 2,000,000 warrants provided for under the Original APA are hereby cancelled and terminated in their entirety and shall be replaced by a designated series of CYCU preferred stock known as Series H Preferred Stock (the “Series H Preferred Stock”), having an aggregate stated value of $600,000 (the “Stated Value”), to be issued pursuant to a Certificate of Designation containing substantially the following terms:

(a) Dividends

The Series H Preferred Stock shall accrue cumulative dividends at a rate of 12.0% per annum on the Stated Value, payable quarterly in arrears on the last day of each calendar quarter. Dividends will be paid in shares of CYCU common stock, calculated on an as-converted basis using the then-effective Conversion Price.

(b) Conversion Price

Each share of Series H Preferred Stock shall be convertible, at the holder’s option, into shares of CYCU common stock at a conversion rate equal to the Face Amount (Stated Value plus accrued dividends) ÷ $1.45 per share, as adjusted pursuant to the anti-dilution provisions set forth herein.

(c) Beneficial Ownership Limitation

CYCU shall not effect any conversion, and no holder shall have the right to convert any portion of the Series H Preferred Stock, if such conversion would cause the holder and its affiliates to beneficially own more than 9.99% of the outstanding CYCU common stock immediately following such conversion.

A holder may increase or decrease this limitation, up to the 9.99% maximum, upon providing CYCU with sixty-one (61) days’ prior written notice.

(d) Voting Rights and Class Protections

Holders of Series H Preferred Stock shall vote together with holders of common stock on an as-converted basis with respect to all matters submitted to stockholders.

In addition, for so long as any shares of Series H Preferred Stock remain outstanding, approval of a majority of the outstanding Series H Preferred Stock, voting as a separate class, shall be required to:

1.	Amend, alter, or repeal any provision of CYCU’s Certificate of Incorporation or Bylaws in a manner that adversely affects the rights, preferences, or powers of the Series H Preferred Stock;

2.	Authorize, create, or issue any class or series of senior preferred stock; or

3.	Increase or decrease the authorized number of shares of Series H Preferred Stock.

(e) Liquidation Preference

Upon any liquidation, dissolution, or winding up of CYCU, holders of Series H Preferred Stock shall be entitled to receive, prior to any distribution to holders of common stock, an amount equal to the Stated Value plus all accrued and unpaid dividends.

The Series H Preferred Stock shall rank pari passu with any existing or future parity preferred stock of CYCU.

(f) Failure-to-Deliver Penalties and Buy-In Rights

If CYCU fails to deliver conversion shares within five (5) trading days after receipt of a valid conversion notice, CYCU shall pay liquidated damages to the holder in an amount equal to:

●	$50 per trading day for each $5,000 of Stated Value being converted; and

●	$200 per trading day after the fifth trading day of continued non-delivery.

In addition, if a holder is required to purchase shares in the open market to satisfy a sale transaction resulting from such failure to deliver (a “Buy-In”), CYCU shall pay such holder in cash the excess, if any, of (i) the holder’s total purchase price for such shares (including brokerage commissions), over (ii) the number of shares the holder was entitled to receive multiplied by the actual sale price at which the underlying sale was executed.

(g) Fundamental Transaction Protections

In connection with any merger, consolidation, sale of substantially all assets, change of control, or other fundamental transaction, holders of Series H Preferred Stock shall be entitled to receive equivalent consideration in the successor entity.

Any successor entity shall expressly assume all obligations of CYCU under the applicable Certificate of Designation.

(h) Anti-Dilution Adjustments

The Conversion Price and any applicable Floor Price shall be subject to customary proportional adjustments for stock splits, stock dividends, stock combinations, recapitalizations, reclassifications, and pro rata distributions or rights offerings made available to all holders of common stock.

3. REGISTRATION RIGHTS AND LEAK-OUT AGREEMENT

3.1 Amendment to Registration Rights Agreement

The Registration Rights Agreement entered into in connection with the Original APA is hereby amended so that the registration rights previously applicable to the warrant shares shall instead apply to all shares of CYCU common stock issuable upon conversion of, or payment of dividends on, the Series H Preferred Stock (the “Conversion Shares”).

CYCU shall include such Conversion Shares in any registration statement filed under the Securities Act of 1933, as amended, subject to customary underwriter and cutback provisions.

3.2 Leak-Out Restrictions

All restrictions and limitations contained in the Leak-Out Agreement executed in connection with the Original APA shall apply in full to all Conversion Shares issued or issuable upon conversion of, or as dividends on, the Series H Preferred Stock.

4. SATISFACTION OF CLOSING CONDITIONS AND READINESS TO CLOSE The Parties acknowledge, represent, and agree that, as of the Amendment Effective Date:

(a) all conditions precedent and conditions to Closing under the Original APA have been fully satisfied, performed, or irrevocably waived; and

(b) both Parties are ready, willing, and able to execute all remaining Closing deliverables and consummate the transaction on or before the Extended Expiration Date.

5. GOVERNING LAW, DISPUTE RESOLUTION, AND GENERAL PROVISIONS

5.1 Governing Law

This Amendment and all disputes arising out of or relating to this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict-of-law principles.

5.2 Exclusive Jurisdiction

Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York, New York for the resolution of any dispute arising out of or relating to this Amendment.

5.3 Waiver of Jury Trial

EACH PARTY KNOWINGLY, VOLUNTARILY, AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.4 Attorneys’ Fees

In any action or proceeding brought to enforce or interpret this Amendment, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, court costs, and related expenses from the non-prevailing party.

5.5 Continued Effect of Original APA

Except as expressly modified by this Amendment, all provisions of the Original APA shall remain unchanged and in full force and effect. In the event of any inconsistency between this Amendment and the Original APA, this Amendment shall control.

5.6 Counterparts and Electronic Signatures

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

Electronic signatures and signatures transmitted by PDF or similar electronic means shall be deemed valid and enforceable for all purposes.

IN WITNESS WHEREOF

The Parties have executed this Amendment No. 1 and Forbearance / Extension Agreement to Asset Purchase Agreement as of the Amendment Effective Date.

KUSTOM ENTERTAINMENT, INC.

By:	/s/ Stanton E Ross
Name:	Stanton E Ross
Title:	CEO
Date:	July 23, 2026

CYCURION, INC.

By:	/s/ Kevin Kelly
Name:	Kevin Kelly
Title:	chairman and ceo
Date:	July 23, 2026